
   Schedule of Year-To-Date Principal and Interest Distributions
                           to
                  Certificateholders
                                                                              Ending
Class                   Interest             Principal      Losses           Balance
A                     24,740,629.25      76,583,103.74         0.00        352,366,896.29
B                      1,738,092.98       4,106,332.65         0.00         18,893,667.36
OC                             0.00               0.00         0.00          9,200,079.96
TC                     2,843,605.74               0.00         0.00                  0.00

